Product Supplement No. STOCK SUN-1 (To Prospectus dated March 4, 2022) December 2, 2022	Filed Pursuant to Rule 424(b)(2) Registration No. 333-262557
Market-Linked Step Up Notes Linked to One or More Equity Securities
•
Market-Linked Step Up Notes (the “SUNs”) are senior unsecured debt securities issued by The Toronto-Dominion Bank (“TD”).  Any payments due on the SUNs, including any repayment of principal, will be subject to the credit risk of TD.

•
The SUNs do not guarantee the return of principal at maturity, and we will not pay interest on the SUNs.  Instead, the return on the SUNs will be based on the performance of an underlying “Market Measure,” which will be either the common equity securities or American Depositary Receipts (“ADRs”) of a company other than us, the agents, and our respective affiliates (the “Underlying Stock”). The Market Measure may also consist of a “Basket” of two or more Underlying Stocks.

•
The SUNs provide an opportunity to receive the greater of a fixed return or a return based on the positive performance of the Market Measure.  However, you will be exposed to any negative performance of the Market Measure below the Threshold Value (as defined below) on a 1-to-1 basis. If specified in the applicable pricing supplement (which we refer to as a “term sheet”), your SUNs may be subject to an automatic call, which will limit your return to a fixed amount if the SUNs are called.

•
If the value of the Market Measure does not change or increases from its Starting Value to its Ending Value up to and including the Step Up Value (each as defined below), you will receive at maturity a cash payment per unit (the “Redemption Amount”) that equals the principal amount plus the Step Up Payment (as defined below).  Unless otherwise specified in the applicable term sheet, if the Ending Value is greater than the Step Up Value, you will receive a return on the SUNs equal to the percentage increase in the value of the Market Measure from the Starting Value to the Ending Value or, if applicable, a multiple of that percentage increase.

•
If the value of the Market Measure decreases from its Starting Value to its Ending Value but not below the Threshold Value, then the Redemption Amount will equal the principal amount. However, if the Ending Value is less than the Threshold Value, you will be subject to 1-to-1 downside exposure to the decrease in the value of the Market Measure below the Threshold Value.  In such a case, you may lose all or a significant portion of the principal amount of your SUNs.

•
If specified in the applicable term sheet, your SUNs may be subject to an automatic call. In that case, the SUNs will be automatically called if the Observation Level on any Observation Date is greater than or equal to the Call Level (each as defined below).  If called, you will receive a cash payment per unit (the “Call Amount”) that equals the principal amount plus the applicable Call Premium (as defined below).

•
This product supplement describes the general terms of the SUNs, the risk factors to consider before investing, the general manner in which they may be offered and sold, and other relevant information.

•
For each offering of the SUNs, we will provide you with a term sheet that will describe the specific terms of that offering, including the specific Market Measure, the Step Up Value, the Step Up Payment, the Threshold Value, and certain related risk factors, and if the SUNs are subject to an automatic call, the Call Level, the Call Amount and the Call Premium for each Observation Date.  The applicable term sheet will identify, if applicable, any additions or changes to the terms specified in this product supplement.

•
The SUNs will be issued in denominations of whole units.  Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The applicable term sheet may also set forth a minimum number of units that you must purchase.

•	Unless otherwise specified in the applicable term sheet, the SUNs will not be listed on a securities exchange or quotation system.
•	BofA Securities, Inc. (“BofAS”) and one or more of its affiliates and TD Securities (USA) LLC (“TDS”) may act as our agents to offer the SUNs and each will act in a principal capacity in such role.
The SUNs are senior unsecured debt securities issued by TD, are not guaranteed or insured by the Canada Deposit Insurance Corporation (the “CDIC”), the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency or instrumentality of any jurisdiction, and are not, either directly or indirectly, an obligation of any third party. The SUNs have complex features and investing in the SUNs involves risks not associated with an investment in conventional debt securities.  Potential purchasers of the SUNs should consider the information in “Risk Factors” beginning on page PS-7 of this product supplement and page 1 of the accompanying prospectus.  You may lose all or a significant portion of your investment in the SUNs.
None of the U.S. Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement or the accompanying prospectus.  Any representation to the contrary is a criminal offense.

BofA Securities

SUMMARY
The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement and in the accompanying prospectus, as well as the applicable term sheet.  None of us, BofAS or TDS have authorized any other person to provide you with any information different from the information set forth in these documents.  If anyone provides you with different or inconsistent information about the SUNs, you should not rely on it.
Key Terms:
General:
The SUNs are senior unsecured debt securities issued by TD, are not guaranteed or insured by the CDIC or the FDIC, and are not, either directly or indirectly, an obligation of any third party.  As further described in the accompanying prospectus, the SUNs rank equally with all of our other senior unsecured debt from time to time outstanding. Any payments due on the SUNs, including any repayment of principal, are subject to our credit risk.
The return on the SUNs will be based on the performance of a Market Measure and there is no guaranteed return of principal at maturity. Therefore, you may lose all or a significant portion of your investment if the SUNs are not automatically called prior to maturity, if applicable, and the value of the Market Measure decreases from the Starting Value to an Ending Value that is less than the Threshold Value.
Each issue of the SUNs will mature on the date set forth in the applicable term sheet, unless, if applicable, the SUNs are automatically called on an earlier date. You should be aware that if the automatic call feature applies to your SUNs, it may shorten the term of an investment in the SUNs, and you must be willing to accept that your SUNs may be called prior to maturity.
You will not receive any interest payments.

Market Measure:
The Underlying Stock of a company other than us, the agents and our respective affiliates (the “Underlying Company”) represented either by a class of common equity securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or by ADRs registered under the Exchange Act.
The Market Measure may consist of a group, or “Basket,” of the Underlying Stocks.  We refer to each Underlying Stock included in any Basket as a “Basket Stock.”  If the Market Measure to which your SUNs are linked is a Basket, the Basket Stocks will be set forth in the applicable term sheet.

Market Measure Performance:
The performance of the Market Measure will be measured according to the percentage change of the Market Measure from its Starting Value to its Ending Value or, if applicable, its Observation Level.
Unless otherwise specified in the applicable term sheet:
The “Starting Value” will be the Closing Market Price (as defined below) of the Underlying Stock on the date when the SUNs are priced for initial sale to the public (the “pricing date”).
If the Market Measure consists of a Basket, the Starting Value will be equal to 100.  See “Description of the SUNs—Basket Market Measures.”

The “Threshold Value” will be a value of the Market Measure that equals a specified percentage (100% or less) of the Starting Value.  The Threshold Value will be determined on the pricing date and set forth in the applicable term sheet. If the Threshold Value is equal to 100% of the Starting Value, you will be exposed to any decrease in the value of the Market Measure from the Starting Value to the Ending Value on a 1-to-1 basis, and you may lose all of your investment in the SUNs.
The “Ending Value” will equal the Closing Market Price of the Underlying Stock on the calculation day multiplied by its Price Multiplier on that day (each as defined below).
If the applicable term sheet specifies that the SUNs will be subject to an automatic call:
The “Call Level” will be a value of the Market Measure that equals a specified percentage of the Starting Value.
The “Observation Level” will equal the Closing Market Price of the Underlying Stock on the applicable Observation Date multiplied by its Price Multiplier on that day. The “Observation Dates” will be set forth in the applicable term sheet, subject to postponement in the event of Market Disruption Events or non-trading days (each as defined below). The final Observation Date will be prior to the calculation day. See “Description of the SUNs—Automatic Call.”
If the Market Measure consists of a Basket, the Ending Value will be the value of the Basket on the calculation day, and if applicable, each Observation Level will be the value of the Basket on the applicable Observation Date, determined as described in “Description of the SUNs—Basket Market Measures—Observation Level or Ending Value of the Basket.”
If a Market Disruption Event (as defined below under “Description of the SUNs — Market Disruption Events”) occurs and is continuing on the scheduled calculation day or a scheduled Observation Date, if applicable, or if certain other events occur, the calculation agent will determine the Ending Value or the Observation Level, if applicable, as set forth in the section “Description of the SUNs—Automatic Call,” “—The Starting Value, the Observation Level and the Ending Value—Ending Value,” or “—Basket Market Measures—Observation Level or Ending Value of the Basket.”

Step Up Value:	A value of the Market Measure that is a specified percentage (over 100%) of the Starting Value, as set forth in the applicable term sheet.
Step Up Payment:
A dollar amount that will be equal to a percentage of the principal amount. This percentage will equal the percentage by which the Step Up Value is greater than the Starting Value. The Step Up Payment will be determined on the pricing date and set forth in the applicable term sheet.

Price Multiplier:
Unless otherwise set forth in the applicable term sheet, the “Price Multiplier” for each Underlying Stock will be 1, and will be subject to adjustment for certain corporate events relating to an Underlying Stock described below under “Description of the SUNs—Anti-Dilution Adjustments.”

Redemption Amount at Maturity:
Unless the SUNs are subject to an automatic call and are automatically called prior to the maturity date, at maturity, you will receive a Redemption Amount that is greater than the principal amount if the value of the Market Measure does not change or increases from the Starting Value to the Ending Value.  If the value of the Market Measure decreases from the Starting Value to the Ending Value but not below the

Threshold Value, you will receive a Redemption Amount equal to the principal amount.  If the Ending Value is less than the Threshold Value, you will be subject to 1-to-1 downside exposure to the decrease in the value of the Market Measure below the Threshold Value, and will receive a Redemption Amount that is less than the principal amount and, if the Threshold Value is equal to 100% of the Starting Value, could be zero.
Any payments due on the SUNs, including any repayment of principal, are subject to our credit risk as issuer of the SUNs. If we were to default on our obligations, you could lose some or all of your investment.
Unless otherwise specified in the applicable term sheet, the Redemption Amount, denominated in U.S. dollars, will be calculated as follows:
You will receive per unit:
If specified in the term sheet, your SUNs may provide at maturity a leveraged return if the Ending Value is greater than the Step Up Value.  In this case, a Participation Rate (as defined below) will be specified in the term sheet.

Participation Rate:
The Participation Rate, if applicable, will be set forth in the applicable term sheet and is the rate at which investors participate in any increase in the value of the Market Measure if the Ending Value is greater than the Step Up Value.

Automatic Call Prior to Maturity:
If specified in the applicable term sheet, your SUNs may be subject to an automatic call. In that case, the SUNs will be automatically called on an Observation Date if the Observation Level of the Market Measure on that Observation Date is greater than or equal to the Call Level. If not called, see “Redemption Amount at Maturity” above.

Call Amount:
If your SUNs are subject to an automatic call and are called on an Observation Date, you will receive the Call Amount applicable to that Observation Date.  The Call Amount will be equal to the principal amount per unit plus the applicable “Call Premium.”  Each Call Premium will be a percentage of the principal amount and will be set forth in the applicable term sheet.  The Call Amount, if payable, will be payable on the applicable “Call Settlement Date” set forth in the applicable term sheet.

Principal at Risk:	You may lose all or a significant portion of the principal amount of your SUNs. Further, if you sell your SUNs prior to maturity or automatic call (if applicable) in the secondary market (if any), you may find that the market value per SUN is less than the price that you paid for your SUNs.

Calculation Agent:
The calculation agent will make all determinations associated with the SUNs. Unless otherwise set forth in the applicable term sheet, we (or one of our affiliates) and BofAS (or one of its affiliates) may act as joint calculation agents for the SUNs. Alternatively, we will appoint BofAS or one of our respective affiliates to act as the calculation agent for the SUNs. When we refer to a “calculation agent” in this product supplement or in any term sheet, we are referring to the applicable calculation agent or joint calculation agents, as the case may be.  See the section entitled “Description of the SUNs—Role of the Calculation Agent.”

Agents:
BofAS and one or more of its affiliates and TDS will act as our agents in connection with each offering of the SUNs and will receive an underwriting discount based on the number of units of the SUNs sold.  See the section entitled “Supplemental Plan of Distribution (Conflicts of Interest)” for additional information. None of the agents is your fiduciary or advisor solely as a result of the making of any offering of the SUNs, and you should not rely upon this product supplement, the applicable term sheet, or the accompanying prospectus as investment advice or a recommendation to purchase the SUNs.

Listing:	Unless otherwise specified in the applicable term sheet, the SUNs will not be listed on a securities exchange or quotation system.

This product supplement relates only to the SUNs and does not relate to any Underlying Stock described in any applicable term sheet. You should read carefully the entire accompanying prospectus and this product supplement, together with the applicable term sheet, to understand fully the terms of your SUNs, as well as the tax and other considerations important to you in making a decision about whether to invest in the SUNs. In particular, you should review carefully the sections in this product supplement and the accompanying prospectus entitled “Risk Factors,” which highlight a number of risks of an investment in the SUNs, to determine whether an investment in the SUNs is appropriate for you. Additional risk factors may be set forth in the applicable term sheet. If the terms or information described in the applicable term sheet and/or this product supplement are inconsistent with information described in this product supplement and/or in the accompanying prospectus, as applicable, the following hierarchy will govern: first, the applicable term sheet; second, this product supplement; and last, the accompanying prospectus. You should carefully review the applicable term sheet to understand the specific terms of your SUNs.
Neither we nor any agent is making an offer to sell the SUNs in any jurisdiction where the offer or sale is not permitted. This product supplement and the accompanying prospectus are not an offer to sell the SUNs to anyone, and are not soliciting an offer to buy the SUNs from anyone, in any jurisdiction where the offer or sale is not permitted.
Certain capitalized terms used and not defined in this product supplement have the meanings ascribed to them in the accompanying prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this product supplement to “we,” “us,” “our,” or similar references are to TD.
You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any SUNs.

RISK FACTORS
Your investment in the SUNs is subject to investment risks, many of which differ from those of a conventional debt security. Your decision to purchase the SUNs should be made only after carefully considering the risks, including those discussed below, together with the risk information contained in the accompanying prospectus and applicable term sheet, in light of your particular circumstances. The SUNs are not an appropriate investment for you if you are not knowledgeable about the material terms of the SUNs or investments in equity or equity-based securities in general.
Structure-Related Risks
Your investment may result in a loss; there is no guaranteed return of principal.  There is no fixed principal repayment amount on the SUNs at maturity.  The return on the SUNs will be based on the performance of the Market Measure and therefore, you will lose all or a significant portion of your investment if the SUNs are not automatically called, if applicable, and if the value of the Market Measure decreases from the Starting Value to an Ending Value that is less than the Threshold Value.  If the Threshold Value is equal to 100% of the Starting Value, the Redemption Amount could be zero and you may lose all of your investment in the SUNs.
If the SUNs are subject to an automatic call and are called prior to maturity, your investment return will be limited to the return represented by the Call Premium. If the SUNs are subject to an automatic call, and if the Observation Level of the Market Measure on an Observation Date is greater than or equal to the specified Call Level, we will automatically call the SUNs. If the SUNs are automatically called, your return will be limited to the applicable Call Premium, regardless of the extent of the increase in the value of the Market Measure.
Reinvestment Risk. If the SUNs are subject to an automatic call and are automatically called prior to maturity, the term of the SUNs will be short. There is no guarantee that you would be able to reinvest the proceeds from an investment in the SUNs at a comparable return for a similar level of risk in the event the SUNs are called prior to maturity.
Your return on the SUNs may be less than the yield on a conventional fixed or floating rate debt security of comparable maturity.  There will be no periodic interest payments on the SUNs as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.  Any return that you receive on the SUNs may be less than the return you would earn if you purchased a conventional debt security with the same maturity date.  As a result, your investment in the SUNs may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.
Your investment return may be less than a comparable investment directly in the Market Measure. Unless otherwise set forth in the applicable term sheet, or in the event of an adjustment as described in this product supplement under “Description of SUNs—Anti-Dilution Adjustments,” the value of the Market Measure will not reflect the value of dividends paid, or distributions made, on an Underlying Stock, or any other rights associated with an Underlying Stock. Thus, any return on the SUNs will not reflect the return you would realize if you actually owned shares of an Underlying Stock.
Underlying Stock-Related Risks
You must rely on your own evaluation of the merits of an investment linked to any applicable Underlying Stock.  In the ordinary course of business, we, the agents, and our or their respective affiliates may have expressed views on expected movements in an Underlying Stock, and may do so in the future.  These views or reports may be communicated to our clients and clients of these entities. However, these views are subject to change from time to time.  Moreover, other professionals who deal in markets relating to an Underlying Stock may at any time have significantly different views from our views and the views of these entities. For these reasons, you are encouraged to derive information concerning an Underlying Stock from multiple sources, and you should not rely on our views or the views expressed by these entities.
As a holder of the SUNs, you will have no rights that a holder of an Underlying Stock may have, and you will not be entitled to receive dividends or other distributions by any Underlying Company. The SUNs are our debt securities.  They are not equity instruments, shares of stock, or securities of any other issuer.  Investing in the SUNs will not make you a holder of any Underlying Stock.  You will not have any voting rights, any rights to receive dividends or other distributions, or any other rights with respect to any Underlying Stock.  As a result, the return on your SUNs may not reflect the return you would realize if you actually owned shares of any Underlying Stock and received the dividends paid or other distributions made in connection with them. Your SUNs will be paid in cash and you have no right to receive any shares of an Underlying Stock.
If shares of an Underlying Company are also listed on a foreign exchange, your return may be affected by factors affecting international securities markets.  The value of securities traded outside of the U.S. may be adversely affected by a variety of factors relating to the relevant securities markets.  Factors which could affect those markets, and therefore the return on your SUNs, include:
•
Market Liquidity and Volatility.  The relevant foreign securities markets may be less liquid and/or more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets.

•
Political, Economic, and Other Factors.  The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial, health, pandemic and social factors in those regions.  Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets.  In addition, recent or future changes in government, economic, and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws, or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could adversely affect the relevant securities markets.  The relevant foreign economies may differ from the U.S. economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources, and self-sufficiency.

In particular, many emerging nations are undergoing rapid change involving the restructuring of economic, political, financial and legal systems.  Regulatory and tax environments may be subject to change without review or appeal, and many emerging markets suffer from underdevelopment of capital markets and tax systems.  In addition, in some of these nations, issuers of the relevant securities face the threat of expropriation of their assets and/or nationalization of their businesses.  The economic and financial data about some of these countries may be unreliable.
•
Publicly Available Information.  There is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC.  In addition, accounting, auditing and financial reporting standards and requirements applicable to companies in foreign countries may differ from those applicable to U.S. reporting companies.

We, the agents and our respective affiliates do not control any Underlying Company and have not verified any disclosure made by any Underlying Company.  We, the agents, or our or their respective affiliates currently, or in the future, may engage in business with any Underlying Company, and we, the agents, or our or their respective affiliates may from time to time own securities of any Underlying Company. However, none of us, the agents, or any of our or their respective affiliates has the ability to control the actions of any Underlying Company or has undertaken any independent review of, or made any due diligence inquiry with respect to, any Underlying Stock or any Underlying Company. Any information in the term sheet regarding an Underlying Stock and an Underlying Company is derived from publicly available information. You should make your own investigation into any Underlying Stock and any Underlying Company.
An Underlying Company will not have any obligations relating to the SUNs, and none of us, the agents, or our respective affiliates will perform any due diligence procedures with respect to any Underlying Company.  An Underlying Company will not have any financial or legal obligation with respect to the SUNs or the amounts to be paid to you, including any obligation to take our needs or the needs of noteholders into consideration for any reason, including taking any corporate actions that might adversely affect the price of an Underlying Stock or the value of the SUNs.  An Underlying Company will not receive any of the proceeds from any offering of the SUNs, and will not be responsible for, or participate in, the offering of the SUNs.  No Underlying Company will be responsible for, or participate in, the determination or calculation of the amount payable on the SUNs.
None of us, the agents, or any of our respective affiliates will conduct any due diligence inquiry with respect to any Underlying Stock in connection with an offering of the SUNs.  None of us, the agents, or any of our respective affiliates has made any independent investigation as to the completeness or accuracy of publicly available information regarding any Underlying Stock or any Underlying Company or as to the future performance of any Underlying Stock.  Any prospective purchaser of the SUNs should undertake such independent investigation of an Underlying Stock and an Underlying Company as in its judgment is appropriate to make an informed decision with respect to an investment in the SUNs.
The payment on the SUNs will not be adjusted for all corporate events that could affect an Underlying Company. The Price Multiplier(s), the Observation Levels, if applicable, the Ending Value, the Redemption Amount and other terms of the SUNs may be adjusted for the specified corporate events affecting any Underlying Stock, as described in the section entitled “Description of the SUNs—Anti-Dilution Adjustments.” However, these adjustments do not cover all corporate events that could affect the market price of an Underlying Stock, such as offerings of common shares for cash or in connection with certain acquisition transactions. The occurrence of any event that does not require the calculation agent to adjust the applicable Price Multiplier, the amount paid to you at maturity or upon a call or any other terms of the SUNs may adversely affect the Closing Market Price of an Underlying Stock, the Observation Levels, if applicable, and the Ending Value, and, as a result, the payment on and the market value of the SUNs.
Risks Relating to Underlying Stocks That Are ADRs
The value of an ADR may not accurately track the value of the common shares of the related Underlying Company.  If an Underlying Stock is an ADR, each ADR will represent shares of the relevant Underlying Company.  Generally, the ADRs are issued under a deposit agreement that sets forth the rights and responsibilities of the depositary, the Underlying Company and the holders of the ADRs. The trading patterns of the ADRs will generally reflect the characteristics and valuations of the underlying common shares; however, the value of the ADRs may not completely track the value of those shares.  There are important differences between the rights of holders of ADRs and the rights of holders of the underlying common shares. In addition, trading volume and pricing on the applicable non-U.S. exchange may, but will not necessarily, have similar characteristics as the ADRs.  For example, certain factors may increase or decrease the public float of the ADRs and, as a result, the ADRs may have less liquidity or lower market value than the underlying common shares.
Exchange rate movements may adversely impact the price of an Underlying Stock that is an ADR.  If an Underlying Stock is an ADR, the market price of the Underlying Stock will generally track the U.S. dollar value of the market price of its underlying common shares.  Therefore, if the value of the related foreign currency in which the underlying common shares are traded decreases relative to the U.S. dollar, the market price of the Underlying Stock may decrease while the market price of its underlying common shares remains stable or increases, or does not decrease to the same extent.  As a result, changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency could have a negative impact on the price of the Underlying Stock and consequently, the value of the SUNs and the amount payable on the SUNs.
Adverse trading conditions in the applicable non-U.S. market may negatively affect the price of an Underlying Stock that is an ADR.  Holders of an Underlying Company’s ADRs may usually surrender the ADRs in order to receive and trade the underlying common shares.  This provision permits investors in the ADRs to take advantage of price differentials between markets.  However, this provision may also cause the market prices of the applicable Underlying Stock to more closely correspond with the values of the common shares in the applicable non-U.S. markets.  As a result, a market outside of the United States for the underlying common shares that is not liquid may also result in an illiquid market for the ADRs, which may negatively impact the value of such ADRs and, consequently, the value of the SUNs.
Delisting of an Underlying Stock that is an ADR may adversely affect the value of the SUNs. If an Underlying Stock that is an ADR is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act nor included in a successor to the Over-The-Counter Bulletin Board (an “OTC Exchange”) as operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), or if the ADR facility between the Underlying Company and the ADR depositary is terminated for any reason, the applicable Underlying Stock will be deemed to be the Underlying Company’s common equity securities rather than the ADRs, and the calculation agent will determine the price of the Market Measure by reference to those common shares, as described below under “Description of the SUNs—Delisting of ADRs or Termination of ADR Facility.” Replacing the original ADRs with the underlying common shares may adversely affect the value of, or any amount payable on, the SUNs.
Other Risk Factors Relating to an Underlying Stock
The accompanying prospectus contains additional risk factors applicable to the SUNs under the section entitled “Risk Factors” beginning on page 1. Additionally, the applicable term sheet may set forth additional risk factors as to an Underlying Stock. You are urged to review these other risk factors and consult with your advisors about the consequences of an investment in the SUNs prior to making an investment decision in the SUNs.
Valuation- and Market Related Risks
The initial estimated value of the SUNs will be less than their public offering price. The difference between the public offering price of the SUNs and the initial estimated value of the SUNs (to be specified in the applicable term sheet) will reflect costs and expected profits associated with selling and structuring the SUNs, as well as hedging our obligations under the applicable SUNs. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss and the amount of any such profit or loss will not be known until the applicable maturity date.
The initial estimated value of the SUNs will be based on our internal funding rate. The internal funding rate used in the determination of the initial estimated value of the SUNs generally will represent a discount from the credit spreads for our conventional fixed-rate debt securities and the borrowing rate we would pay for our conventional fixed-rate debt securities. This discount will be based on, among other things, our view of the funding value of the SUNs as well as the higher issuance, operational and ongoing liability management costs of the SUNs in comparison to those costs for our conventional fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional fixed-rate debt securities, or the borrowing rate we would pay for our conventional fixed-rate debt securities were to be used, we would expect the economic terms of the SUNs to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the SUNs is expected to increase the initial estimated value of the SUNs and have an adverse effect on the economic terms of the SUNs.
The initial estimated value of the SUNs will be based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions, including BofAS. The initial estimated value of the SUNs when the terms of the SUNs are set on the applicable pricing date will be based on our internal pricing models, which take into account a number of variables, typically including the expected volatility of the Market Measure, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the SUNs and our internal funding rate, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models, including those of BofAS, and the methodologies used by us to estimate the value of the SUNs may not be consistent with those of other financial institutions that may be purchasers or sellers of the SUNs in any secondary market. As a result, the secondary market price of the SUNs, if any, may be materially less than the initial estimated value of the SUNs, as set forth in the applicable term sheet, determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change and any assumptions may prove to be incorrect.
The initial estimated value of the SUNs will not be a prediction of the prices at which you may sell the SUNs in the secondary market, if any exists, and such secondary market prices, if any, will likely be less than the public offering price of the SUNs, may be less than the initial estimated value of the SUNs and could result in a substantial loss to you. The initial estimated value of the SUNs, as set forth in the applicable term sheet, will not be a prediction of the prices at which BofAS, our or their respective affiliates or third parties may be willing to purchase such SUNs from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell the SUNs in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the initial estimated value of the SUNs. Further, as secondary market prices of the SUNs take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the SUNs, as well as hedging our obligations under the SUNs, secondary market prices of the SUNs will likely be less than the public offering price of the SUNs. As a result, the price at which BofAS, our or their respective affiliates or third parties may be willing to purchase the SUNs from you in secondary market transactions, if any, will likely be less than the price you paid for the SUNs, and any sale prior to maturity could result in a substantial loss to you.

We cannot assure you that there will be a trading market for your SUNs.  If a secondary market exists, we cannot predict how the SUNs will trade, or whether that market will be liquid or illiquid.  The development of a trading market for the SUNs will depend on various factors, including our financial performance and changes in the value of the Market Measure.  The number of potential buyers of your SUNs in any secondary market may be limited. There is no assurance that any party will be willing to purchase your SUNs at any price in any secondary market.
We anticipate that one or more of the agents or their affiliates will act as a market-maker for the SUNs, but none of them are required to do so and may cease to do so at any time.  Any price at which an agent or its affiliates may bid for, offer, purchase, or sell any of the SUNs may be higher or lower than the applicable public offering price, and that price may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs.  These bids, offers, or transactions may adversely affect the prices, if any, at which those SUNs might otherwise trade in the market.  In addition, if at any time any entity were to cease acting as a market-maker for any issue of the SUNs, it is likely that there would be significantly less liquidity in that secondary market.  In such case, the price at which those SUNs could be sold likely would be lower than if an active market existed.
Unless otherwise stated in the applicable term sheet, we will not list the SUNs on any securities exchange or quotation system.  Even if an application were made to list your SUNs, we cannot assure you that the application will be approved or that your SUNs will be listed and, if listed, that they will remain listed for their entire term.  The listing of the SUNs on any securities exchange or quotation system will not necessarily ensure that a trading market will develop, and if a trading market does develop, that there will be liquidity in the trading market.
Payment on the SUNs will not reflect changes in the value of the Market Measure that occur other than on the calculation day or the Observation Dates, if applicable. Changes in the value of the Market Measure during the term of the SUNs other than on the calculation day, or the Observation Dates, if applicable, will not be reflected in the calculation of the Redemption Amount or the determination of whether the SUNs will be automatically called, if applicable. To make that calculation or determination, the calculation agent will refer only to the value of the Market Measure on the calculation day, or the Observation Dates, if applicable. No other values of the Market Measure will be taken into account. As a result, even if the value of the Market Measure has increased at certain times during the term of the SUNs, your SUNs will not be called if the Observation Level on each Observation Date is less than the Call Level, if applicable, and you will receive a Redemption Amount that is less than the principal amount if the Ending Value is less than the Threshold Value.
If your SUNs are linked to a Basket, changes in the prices of one or more of the Basket Stocks may be offset by changes in the prices of one or more of the other Basket Stocks. The Market Measure of your SUNs may be a Basket. In such case, changes in the prices of one or more of the Basket Stocks may not correlate with changes in the prices of one or more of the other Basket Stocks. The values of one or more Basket Stocks may increase, while the prices of one or more of the other Basket Stocks may decrease or not increase as much. Therefore, in calculating the value of the Market Measure at any time, increases in the price of one Basket Stock may be moderated or wholly offset by decreases or lesser increases in the prices of one or more of the other Basket Stocks. If the weightings of the applicable Basket Stocks are not equal, adverse changes in the prices of the Basket Stocks which are more heavily weighted could have a greater impact upon the value of the Market Measure and, consequently, the return on your SUNs.
If you attempt to sell your SUNs prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways and may be less than the principal amount.   The SUNs are not designed to be short-term trading instruments. The limited protection, if any, against the risk of losses provided by the Threshold Value, if any, will only apply if you hold your SUNs to maturity. You have no right to have the SUNs redeemed at your option prior to maturity.  If you wish to liquidate your investment in your SUNs prior to maturity, your only option would be to sell them.  At that time, there may be an illiquid market for your SUNs or no market at all.  Even if you were able to sell your SUNs, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below.  These factors may interact with each other in complex and unpredictable ways, and the impact of any one factor may be offset or magnified by the effect of another factor.  The following paragraphs describe a specific factor’s expected impact on the market value of the SUNs, assuming all other conditions remain constant.
•
Value of the Market Measure.  We anticipate that the market value of the SUNs prior to maturity generally will depend to a significant extent on the value of the Market Measure.  In general, it is expected that the market value of the SUNs will decrease as the value of the Market Measure decreases, and increase as the value of the Market Measure increases.  However, as the value of the Market Measure increases or decreases, the market value of the SUNs is not expected to increase or decrease at the same rate. If you sell your SUNs when the value of the Market Measure is less than, or not sufficiently above, the Starting Value, then you may receive less than the principal amount of your SUNs.

In addition, if the SUNs are subject to an automatic call, because the amount payable on the SUNs upon an automatic call will not exceed the applicable Call Amount, we do not expect that the SUNs will trade in any secondary market prior to any Observation Date at a price that is greater than the applicable Call Amount.
•
Volatility of the Market Measure.  Volatility is the term used to describe the size and frequency of market fluctuations.    The volatility of the Market Measure during the term of the SUNs may vary. In addition, an unsettled international environment and related uncertainties may result in greater market volatility, which may continue over the term of the SUNs. Increases or decreases in the volatility of the Market Measure may have an adverse impact on the market value of the SUNs.  Even if the value of the Market Measure increases after the applicable pricing date, if you are able to sell your SUNs before their maturity date, you may receive substantially less than the amount that would be payable upon an automatic call, if applicable, or at maturity based on that value because of the anticipation that the value of the Market Measure will continue to fluctuate until the SUNs are automatically called, if applicable, or the calculation day.

•
Economic and Other Conditions Generally.  The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, regulatory, and judicial events and related uncertainties that affect stock or commodities markets generally, may adversely affect the value of the Market Measure and the market value of the SUNs. If an Underlying Stock is an ADR, the value of your SUNs may also be adversely affected by similar events in the markets of the relevant foreign country.

•
Interest Rates.  We expect that changes in interest rates will affect the market value of the SUNs.  In general, if U.S. interest rates increase, we expect that the market value of the SUNs will decrease.  In general, we expect that the longer the amount of time that remains until maturity, the more significant the impact of these changes will be on the value of the SUNs. The level of interest rates also may affect the U.S. economy and any applicable market outside of the U.S., and, in turn, the value of the Market Measure, and, thus, the market value of the SUNs may be adversely affected. If an Underlying Stock is an ADR, the level of interest rates in the relevant foreign country may affect the economy of that foreign country and, in turn, the price of the ADR, and, thus, the market value of the SUNs may be adversely affected.

•	Dividend Yields. In general, if the cumulative dividend yield on an Underlying Stock increases, we anticipate that the market value of the SUNs will decrease.
•
Our Financial Condition and Creditworthiness.  Our perceived creditworthiness, including any increases in our credit spreads and any actual or anticipated decreases in our credit ratings, may adversely affect the market value of the SUNs. In general, we expect the longer the amount of time that remains until maturity, the more significant the impact will be on the value of the SUNs.  However, a decrease in our credit spreads or an improvement in our credit ratings will not necessarily increase the market value of the SUNs.

•
Time to Maturity or, if Applicable, the Next Observation Date. There may be a disparity between the market value of the SUNs prior to maturity, or if applicable, prior to an Observation Date, and their value at maturity or as of the next Observation Date, if applicable. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the value of the Market Measure during the term of the SUNs. As the time to maturity, or if applicable, the next Observation Date, decreases, this disparity will likely decrease, such that the market value of the SUNs will approach the expected Redemption Amount to be paid at maturity, or if applicable, the Call Amount to be paid at the next Call Settlement Date.

Conflict-Related Risks
Trading and hedging activities by us, the agents, and our or their respective affiliates may affect the market value of, and any amounts payable on, the SUNs.  We, the agents, and our or their respective affiliates may buy or sell shares of an Underlying Stock, futures or options contracts or exchange-traded instruments on an Underlying Stock, or other listed or over-the-counter derivative instruments linked to an Underlying Stock.  We, the agents, and our or their respective affiliates may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the SUNs.  These transactions could affect the price of an Underlying Stock in a manner that could be adverse to your investment in the SUNs.  On or before the applicable pricing date, any purchases or sales by us, the agents and our respective affiliates, or others on our or their behalf (including those for the purpose of hedging some or all of our anticipated exposure in connection with the SUNs) may increase the price of an Underlying Stock.  Consequently, the price of that Underlying Stock may decrease subsequent to the pricing date of an issue of the SUNs, which may adversely affect the market value of, and any amounts payable on, the SUNs.
We, the agents, or one or more of our or their respective affiliates expect to also engage in hedging activities that could increase the price of an Underlying Stock on the applicable pricing date.  In addition, these activities, including the unwinding of a hedge, may decrease the market value of your SUNs prior to maturity, or an automatic call, and may reduce the return on the SUNs. We, the agents, or one or more of our or their respective affiliates may purchase or otherwise acquire a long or short position in the SUNs, and may hold or resell the SUNs.  For example, the agents may enter into these transactions in connection with any market making activities in which they engage.  We cannot assure you that these activities will not adversely affect the price of any Underlying Stock, the market value of your SUNs prior to maturity or the Redemption Amount.
Our trading, hedging and other business activities, and those of the agents or one or more of our respective affiliates, may create conflicts of interest with you. We, the agents, or one or more of our or their respective affiliates may engage in trading activities related to an Underlying Stock that are not for your account or on your behalf. We, the agents, or one or more of our or their respective affiliates also may issue or underwrite other financial instruments with returns based upon the applicable Market Measure.  In addition, in the ordinary course of their business activities, the agents and their affiliates may hold and trade our or our affiliates’ debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers.  Certain of the agents or their affiliates may also have lending or other capital markets relationships with us.  In order to hedge such exposure, the agents may enter into transactions such as the purchase of credit default swaps or the creation of short positions in our or our affiliates’ securities, including potentially the SUNs.  Any such positions could adversely affect future trading prices of the SUNs. These trading and other business activities may present a conflict of interest between your interest in the SUNs and the interests we, the agents and our or their respective affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management.  These trading and other business activities, if they influence the value of the Market Measure or secondary trading in your SUNs, could be adverse to your interests as a beneficial owner of the SUNs.
We, the agents, and our or their respective affiliates expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under the SUNs.  We, the agents, or our or their respective affiliates also may enter into hedging transactions relating to other securities or instruments that we or they issue, some of which may have returns calculated in a manner related to that of a particular issue of the SUNs.  We may enter into such hedging arrangements with one or more of our subsidiaries or affiliates, or with one or more of the agents or their affiliates.  Such a party may enter into additional hedging transactions with other parties relating to the SUNs and an Underlying Stock.  This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss.  We, the agents, and our or their respective affiliates will price these hedging transactions with the intent to realize a profit, regardless of whether the value of the SUNs increases or decreases or whether the SUNs will be called or not, if applicable, or whether the Redemption Amount on the SUNs is more or less than the principal amount of the SUNs. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the agents, and our or their respective affiliates receive for the sale of the SUNs, which creates an additional incentive to sell the SUNs to you.
Our business activities and those of the agents relating to any Underlying Company or the SUNs may create conflicts of interest with you.  We, the agents, and our or their respective affiliates, at the time of any offering of the SUNs or in the future, may engage in business with any Underlying Company, including making loans to, equity investments in, or providing investment banking, asset management, or other services to that company, its affiliates, and its competitors.

In connection with these activities, any of these entities may receive information about those companies that we will not divulge to you or other third parties. We, the agents, and our or their respective affiliates have published, and in the future may publish, research reports on one or more of these companies. The agents may also publish research reports relating to our or our affiliates’ securities, including the SUNs. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding your SUNs. Any of these activities may adversely affect the price of any Underlying Stock and, consequently, the market value of the SUNs. None of us, the agents, or any of our or their respective affiliates makes any representation to any purchasers of the SUNs regarding any matters whatsoever relating to any Underlying Stock or any Underlying Company. Any prospective purchaser of the SUNs should undertake an independent investigation of an Underlying Stock or an Underlying Company to the extent that, in its judgment, is appropriate to make an informed decision regarding an investment in the SUNs. The selection of an Underlying Stock does not reflect any investment recommendations from us, the agents, or any of our or their respective affiliates.
There may be potential conflicts of interest involving the calculation agent.  We have the right to appoint and remove the calculation agent.  We expect to appoint BofAS or one of its affiliates as the calculation agent or as joint calculation agent (along with us or one of our affiliates) for the SUNs and, as such, we and/or BofAS, as joint calculation agents or calculation agent, will determine the Starting Value, the Price Multiplier, the Threshold Value, the Ending Value, and the Redemption Amount. Under some circumstances, these duties could result in a conflict of interest between our status as issuer and our responsibilities as calculation agent. These conflicts could occur, for instance, in connection with the calculation agent’s determination as to whether a Market Disruption Event has occurred, or in connection with judgments that the calculation agent would be required to make if an event occurs with respect to an Underlying Stock that requires an adjustment to the terms of your SUNs. See the sections entitled “Description of the SUNs—Market Disruption Events,” and “—Anti-Dilution Adjustments.” The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment under certain circumstances. However, because we or one of our affiliates may serve as the calculation agent, potential conflicts of interest could arise. None of us, the agents or any of our respective affiliates will have any obligation to consider your interests as a holder of the SUNs in taking any action that might affect the value of the SUNs.
As the calculation agent or joint calculation agents, we (or one of our affiliates) and/or BofAS or one of its affiliates will have discretion in making various determinations that affect your SUNs, such as when a Market Disruption Event occurs or an event occurs with respect to an Underlying Stock that requires adjustment to the terms of the SUNs. The exercise of this discretion by the calculation agent could adversely affect the value of your SUNs and may present the calculation agent with a conflict of interest of the kind described under “—Trading and hedging activities by us, the agents, and our or their respective affiliates may affect the market value of, and any amounts payable on, the SUNs” and “—Our trading, hedging and other business activities, and those of the agents or one or more of our respective affiliates, may create conflicts of interest with you” above.
General Credit Related Risks
Payments on the SUNs are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of, and any amounts payable on, the SUNs.  The SUNs are our senior unsecured debt securities, and are not, either directly or indirectly, an obligation of any third party.  As a result, your receipt of any payment on the SUNs is dependent upon our ability to repay our obligations on the applicable payment date, regardless of whether the Market Measure increases from the Starting Value to the Ending Value, or the Observation Level, if applicable.  No assurance can be given as to what our financial condition will be on the applicable payment date. If we become unable to meet our financial obligations as they become due, you may not receive any amounts payable under the terms of the SUNs.
In addition, our credit ratings are an assessment by ratings agencies of our ability to pay our obligations.  Consequently, our perceived creditworthiness and actual or anticipated decreases in our credit ratings or increases in the spread between the yield on our securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the maturity date may adversely affect the market value of the SUNs.  However, because your return on the SUNs depends upon factors in addition to our ability to pay our obligations, such as the value of the Market Measure, an improvement in our credit ratings will not reduce the other investment risks related to the SUNs.
Tax-Related Risks
Significant Aspects of the Tax Treatment of the SUNs Are Uncertain.
The U.S. federal income tax consequences of an investment in SUNs are uncertain and may be adverse to a noteholder.  There is no direct legal authority as to the proper U.S. federal income tax treatment of the SUNs, and we do not plan to request a ruling from the U.S. Internal Revenue Service (the “IRS”) regarding the tax treatment of the SUNs, and the IRS or a court may not agree with the tax treatment described in this product supplement or the applicable term sheet. If the IRS were successful in asserting an alternative treatment for the SUNs, the timing and/or character of income on the SUNs could be affected materially and adversely. Please read carefully the section entitled “Material U.S. Federal Income Tax Consequences” herein. You should consult your tax advisor about your own tax situation.
Further, there exists a risk (and in certain circumstances, a substantial risk) that an investment in the SUNs that are linked to shares of a passive foreign investment company (a “PFIC”), a real estate investment trust (a “REIT”) or other “pass-thru entity” or a basket that contains PFICs, REITs or other “pass-thru entities” could be treated as a “constructive ownership transaction” under the U.S. Internal Revenue Code of 1986, as amended (the “Code”), which could result in part or all of any long-term capital gain realized by you being recharacterized as ordinary income.
In 2007, the IRS released a notice that may affect the taxation of holders of the SUNs. According to Notice 2008-2, the IRS and the U.S. Department of the Treasury (the “Treasury”) are actively considering whether the holder of an instrument such as the SUNs should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the SUNs will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Prospective purchasers of the SUNs are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.
Except to the extent otherwise required by law, we intend to treat your SUNs for U.S. federal income tax purposes in accordance with the treatment described under “Material U.S. Federal Income Tax Consequences” unless and until such time as the Treasury and IRS determine that some other treatment is more appropriate.
Furthermore, in 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of instruments such as the SUNs purchased after the bill was enacted to accrue interest income over the term of the SUNs even though there will not be any interest payments over the term of the SUNs. Moreover, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments that, if it had been enacted, would have required instruments such as the SUNs to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your SUNs. Prospective purchasers of the SUNs are urged to consult their tax advisors regarding the draft legislation and its possible impact on you.
For a discussion of the Canadian federal income tax consequences of investing in the SUNs, please see “Tax Consequences – Canadian Taxation” in the accompanying prospectus and the further discussion herein under “Supplemental Discussion of Canadian Tax Consequences”. If you are not a Non-resident Holder (as that term is defined in “Tax Consequences – Canadian Taxation” in the accompanying prospectus) or if you acquire the SUNs in the secondary market, you should consult your tax advisor as to the consequences of acquiring, holding and disposing of the SUNs and receiving any payments that might be due under the SUNs.
Other Risk Factors Relating to the Applicable Market Measure The accompanying prospectus contains additional risk factors applicable to SUNs under the section entitled “Risk Factors” beginning on page 1. Additionally, the applicable term sheet may set forth additional risk factors as to the Market Measure. You are urged to review these other risk factors and consult with your advisors about the consequences of an investment in SUNs prior to making an investment decision on SUNs.

USE OF PROCEEDS AND HEDGING
We will use the net proceeds we receive from each sale of the SUNs for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We and/or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the SUNs as described below.
In anticipation of the sale of the SUNs, we and/or our affiliates expect to enter into hedging transactions involving purchases of shares of an Underlying Stock or over-the-counter derivative instruments linked to an Underlying Stock prior to or on the pricing date. From time to time, we and/or our affiliates may enter into additional hedging transactions or unwind those we have entered into.
We and/or our affiliates may acquire a long or short position in securities similar to the SUNs from time to time and may, in our or their sole discretion, hold or resell those similar securities. We and/or our affiliates may close out our or their hedge on or before the maturity date.
We and/or our affiliates may close out our or their hedge position relating to the SUNs on or before any calculation day for your SUNs. That step may involve sales or purchases of the instruments described above. No holder of the SUNs will have any rights or interest in our or any affiliate’s hedging activity or any positions we or our affiliates may take in connection with any hedging activity.
The hedging activity discussed above may adversely affect the market value of, and any amounts payable on, the SUNs from time to time.

DESCRIPTION OF THE SUNS
General
Each issue of the SUNs will be part of a series of medium-term notes entitled “Senior Medium-Term Notes, Series E” that will be issued under the senior debt indenture, as amended or supplemented from time to time.  The senior debt indenture is described more fully in the accompanying prospectus.  The following description of the SUNs supplements and, to the extent it is inconsistent with, supersedes the description of the general terms and provisions of the SUNs and debt securities set forth under the heading “Description of the Debt Securities” in the accompanying prospectus.  These documents should be read in connection with the applicable term sheet.
Unless otherwise specified in the applicable term sheet, the SUNs are not bail-inable debt securities (as defined in the accompanying prospectus) and the applicable discussions in the accompanying prospectus relating to bail-inable debt securities will not apply to the SUNs.
The maturity date of the SUNs and the aggregate principal amount of each issue of the SUNs will be stated in the applicable term sheet. If the scheduled maturity date is not a business day, we will make the required payment on the next business day, and no interest will accrue as a result of such delay.
We will not pay interest on the SUNs. The SUNs do not guarantee the return of principal at maturity. The SUNs will be payable only in U.S. dollars.
Unless subject to an automatic call and automatically called prior to the maturity date, the SUNs will mature on the date set forth in the applicable term sheet. Prior to the maturity date, the SUNs are not redeemable at our option or repayable at the option of any holder. The SUNs are not subject to any sinking fund. The SUNs are not subject to the defeasance provisions described in the prospectus under the caption “Description of the Debt Securities—Discharge, Defeasance and Covenant Defeasance.”
The SUNs will be issued only in global form through The Depository Trust Company (“DTC”). We will issue the SUNs in denominations of whole units.  Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10.  The CUSIP number for each issue of the SUNs will be set forth in the applicable term sheet.  You may transfer the SUNs only in whole units.
Payment at Maturity
If the SUNs are not subject to an automatic call or if the SUNs are subject to an automatic call but are not called, then at maturity, subject to our credit risk as issuer of the SUNs, you will receive the Redemption Amount, denominated in U.S. dollars.  Unless otherwise specified in the applicable term sheet, the “Redemption Amount” will be calculated as follows:
•	If the Ending Value is greater than the Step Up Value, then the Redemption Amount will equal:
If specified in the applicable term sheet, at maturity, your SUNs may provide a leveraged return if the Ending Value is greater than the Step Up Value.  In this case, a Participation Rate will be specified in the applicable term sheet.

If the Ending Value is greater than or equal to the Starting Value but is equal to or less than the Step Up Value, then the Redemption Amount will equal:
Principal Amount + Step Up Payment
•	If the Ending Value is less than the Starting Value, but is greater than or equal to the Threshold Value, then the Redemption Amount will equal the principal amount.
•	If the Ending Value is less than the Threshold Value, then the Redemption Amount will equal:
The Redemption Amount will not be less than zero.
The “Step Up Value” will be a value of the Market Measure that is a specified percentage (over 100%) of the Starting Value, as set forth in the applicable term sheet.
The “Step Up Payment” will be a dollar amount that will be equal to a percentage of the principal amount. This percentage will equal the percentage by which the Step Up Value is greater than the Starting Value. The Step Up Payment will be determined on the pricing date and set forth in the applicable term sheet.
The “Threshold Value” will be a value of the Market Measure that equals a specified percentage of the Starting Value, which will be less than or equal to 100%. The Threshold Value will be determined on the pricing date and set forth in the applicable term sheet. If the Threshold Value is equal to 100% of the Starting Value, then the Redemption Amount for the SUNs will be less than the principal amount if there is any decrease in the value of the Market Measure from the Starting Value to the Ending Value, and you may lose all of your investment in the SUNs.
The “Participation Rate”, if applicable, is the rate at which investors participate in any increase in the price of the Underlying Stock if the Ending Value is greater than the Step Up Value.
Each applicable term sheet will provide examples of Redemption Amounts based on a range of hypothetical Ending Values.
The applicable term sheet will set forth information as to the specific Market Measure, including information as to the historical prices of the Underlying Stock or Underlying Stocks.  However, historical prices of any Underlying Stock are not indicative of its future performance or the performance of your SUNs.
An investment in the SUNs does not entitle you to any ownership interest in or any other rights with respect to any Underlying Stock, including any voting rights, dividends paid, or other distributions made by any Underlying Company.
Unless otherwise specified in the applicable term sheet, a “business day” means any day, other than Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City or Toronto.

Automatic Call
If specified in the applicable term sheet, the SUNs may be subject to an automatic call. In that case, the SUNs will be called, in whole but not in part, if the Observation Level of the Market Measure on any Observation Date is greater than or equal to the Call Level set forth in the applicable term sheet.
The “Call Level” will be a value of the Market Measure that equals a specified percentage of the Starting Value.
The “Observation Dates” will be set forth in the applicable term sheet, subject to postponement if a Market Disruption Event or non-trading day occurs.  The final Observation Date will be prior to the calculation day.
If the SUNs are automatically called on an Observation Date, for each unit of the SUNs that you own, we will pay you the Call Amount applicable to that Observation Date.  The “Call Amount” will be equal to the principal amount plus the applicable Call Premium.  The “Call Premium” will be a percentage of the principal amount.
The Observation Dates and the related Call Amounts and Call Premiums will be specified in the applicable term sheet.
If the SUNs are automatically called on an Observation Date, we will redeem the SUNs and pay the applicable Call Amount on the applicable Call Settlement Date.  Each “Call Settlement Date” will occur on approximately the fifth business day after the applicable Observation Date, subject to postponement as described below.
If a scheduled Observation Date is determined by the calculation agent not to be a trading day (as defined below) by reason of an extraordinary event, occurrence, declaration, or otherwise, or if there is a Market Disruption Event on that day, the applicable Observation Date will be the immediately succeeding trading day during which no Market Disruption Event occurs or is continuing; provided that the Observation Level will not be determined on a date later than the fifth scheduled trading day after the scheduled Observation Date, and if that fifth day is not a trading day, or if there is a Market Disruption Event on that date, the calculation agent will determine (or, if not determinable, estimate) the Observation Level on that fifth scheduled trading day.
If, due to a Market Disruption Event or otherwise, a scheduled Observation Date is postponed, the relevant Call Settlement Date will be postponed to approximately the fifth business day following the Observation Date as postponed, unless otherwise specified in the applicable term sheet.
The Starting Value, the Observation Level and the Ending Value
Starting Value
Unless otherwise specified in the applicable term sheet, the “Starting Value” will be the Closing Market Price of the Underlying Stock on the pricing date.
If the Market Measure consists of a Basket, the Starting Value will be equal to 100. See “—Basket Market Measures” below.

Observation Level
Unless otherwise specified in the applicable term sheet, the “Observation Level” will equal the Closing Market Price of the Underlying Stock on the applicable Observation Date multiplied by its Price Multiplier on that day.
If the Market Measure consists of a Basket, the Observation Level of the Basket will be determined in “Description of the SUNs—Basket Market Measure—Observation Level or Ending Value of the Basket.”
Ending Value
Unless otherwise specified in the applicable term sheet, the “Ending Value” will equal the Closing Market Price of the Underlying Stock on the calculation day multiplied by its Price Multiplier on that day.
If the Market Measure consists of a Basket, the Ending Value of the Basket will be determined as described in “—Basket Market Measures—Observation Level or Ending Value of the Basket.”
The “calculation day” means a trading day shortly before the maturity date, on which a Market Disruption Event has not occurred. The calculation day will be set forth in the applicable term sheet.
A “trading day” means a day on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange (the “NYSE”), The Nasdaq Stock Market, the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States, or any successor exchange or market, or in the case of a security traded on one or more non-U.S. securities exchanges or markets, on the principal non-U.S. securities exchange or market for such security.
The “Closing Market Price” for one share of any Underlying Stock (or one unit of any other security for which a Closing Market Price must be determined) on any trading day means any of the following:
•
if the Underlying Stock (or such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way (or, in the case of the Nasdaq Stock Market, the official closing price), of the principal trading session on that day on the principal U.S. securities exchange registered under the Exchange Act on which the Underlying Stock (or such other security) is listed or admitted to trading;

•
if the Underlying Stock (or such other security) is not listed or admitted to trading on any national securities exchange nor included in an OTC Exchange, the last reported sale price of the principal trading session on an OTC Exchange on that day;

•
if the Underlying Stock (or such other security) is issued by a foreign issuer and its closing price cannot be determined as set forth in the two bullet points above, and the Underlying Stock (or such other security) is listed or admitted to trading on a non-U.S. securities exchange or market, the last reported sale price, regular way, of the principal trading session on that day on the primary non-U.S. securities exchange or market on which the Underlying Stock (or such other security) is listed or admitted to trading (converted to U.S. dollars using such exchange rate as determined by the calculation agent); or

•
if the Closing Market Price cannot be determined as set forth in the prior bullets, the mean, as determined by the calculation agent, of the bid prices for the Underlying Stock (or such other security) obtained from as many dealers in that security (which may include us, BofAS and/or any of our respective affiliates), but not exceeding three, as will make the bid prices available to the calculation agent. If no such bid price can be obtained, the Closing Market Price will be determined (or, if not determinable, estimated) by the calculation agent. If (i) a Market Disruption Event occurs on a scheduled calculation day or (ii) any scheduled calculation day is determined by the calculation agent not to be a trading day by reason of an extraordinary event, occurrence, declaration, or otherwise, the calculation day will be the immediately succeeding trading day during which no Market Disruption Event occurs or is continuing; provided that the Ending Value will be determined (or, if not determinable, estimated) by the calculation agent on a date no later than the second scheduled trading day prior to the maturity date, regardless of the occurrence of a Market Disruption Event or non-trading day on that second scheduled trading day.

If the Market Measure consists of a Basket, the Starting Value, each Observation Level, if applicable, and the Ending Value of the Basket will be determined as described in “—Basket Market Measures.”
The initial “Price Multiplier” for each Underlying Stock will be one, unless otherwise set forth in the applicable term sheet. The Price Multiplier for each Underlying Stock will be subject to adjustment for certain corporate events relating to that Underlying Stock described below under “—Anti-Dilution Adjustments.”
Market Disruption Events
As to any Underlying Stock (or any “successor Underlying Stock,” which is the common equity securities or the ADRs of a Successor Entity (as defined below)), a “Market Disruption Event” means one or more of the following events, as determined by the calculation agent:
(A)
the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, of the shares of the Underlying Stock (or successor Underlying Stock) on the primary exchange where such shares trade, as determined by the calculation agent (without taking into account any extended or after-hours trading session); or

(B)
the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the shares of the Underlying Stock (or successor Underlying Stock) as determined by the calculation agent (without taking into account any extended or after-hours trading session), in options contracts or futures contracts related to the shares of the Underlying Stock (or successor Underlying Stock).

For the purpose of determining whether a Market Disruption Event has occurred:
(1)
a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)
a decision to permanently discontinue trading in the shares of the Underlying Stock (or successor Underlying Stock) or the relevant futures or options contracts relating to such shares will not constitute a Market Disruption Event;

(3)
a suspension in trading in a futures or options contract on the shares of the  Underlying Stock (or successor Underlying Stock), by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts, will each constitute a suspension of or material limitation on trading in futures or options contracts relating to the Underlying Stock;

(4)
subject to paragraph (3) above, a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; or

(5)
for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self-regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered “material” if so determined by the calculation agent.

Anti-Dilution Adjustments
As to any Underlying Stock (or successor Underlying Stock), the calculation agent may adjust the Price Multiplier (and as a result, the Observation Levels, if applicable, and the Ending Value), and any other terms of the SUNs (such as the Starting Value), if an event described below occurs after the pricing date and on or before the calculation day and if the calculation agent determines that such an event has a diluting or concentrative effect on the theoretical value of the shares of the applicable Underlying Stock (or successor Underlying Stock).
The Price Multiplier for any Underlying Stock resulting from any of the adjustments specified below will be rounded to the eighth decimal place with five one-billionths being rounded upward. No adjustments to the Price Multiplier will be required unless the adjustment would require a change of at least 0.1% in the Price Multiplier then in effect.  Any adjustment that would require a change of less than 0.1% in the Price Multiplier which is not applied at the time of the event may be reflected at the time of any subsequent adjustment that would require a change of the Price Multiplier. The required adjustments specified below do not cover all events that could affect an Underlying Stock.
No adjustments to the Price Multiplier for any Underlying Stock or any other terms of the SUNs will be required other than those specified below. However, the calculation agent may make additional adjustments or adjustments that differ from those described herein to the Price Multiplier or any other terms of the SUNs to reflect changes to an Underlying Stock if the calculation agent determines that the adjustment is appropriate to ensure an equitable result.
The calculation agent will be solely responsible for the determination of any adjustments to the Price Multiplier for any Underlying Stock or any other terms of the SUNs and of any related determinations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described below.
No adjustments are required to be made for certain other events, such as offerings of common equity securities by any Underlying Company for cash or in connection with the occurrence of a partial tender or exchange offer for the Underlying Stock by the Underlying Company.
Following an event that results in an adjustment to the Price Multiplier for any Underlying Stock or any of the other terms of the SUNs, the calculation agent may (but is not required to) provide holders of the SUNs with information about that adjustment as it deems appropriate, depending on the nature of the adjustment.  Upon written request by any holder of the SUNs, the calculation agent will provide that holder with information about such adjustment.
Anti-Dilution Adjustments to Underlying Stocks that Are Common Equity
The calculation agent may adjust the Price Multiplier for any Underlying Stock and other terms of the SUNs, and hence the Observation Levels, if applicable, and the Ending Value, as a result of certain events related to an Underlying Stock, which include, but are not limited to, the following:
Stock Splits and Reverse Stock Splits. If an Underlying Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Price Multiplier for that Underlying Stock will be adjusted such that the new Price Multiplier will equal the product of:
•                     the prior Price Multiplier; and
•                      the number of shares that a holder of one share of the Underlying Stock before the effective date of the stock split or reverse stock split would have owned immediately following the applicable effective date.
For example, a two-for-one stock split would ordinarily change a Price Multiplier of one into a Price Multiplier of two.  In contrast, a one-for-two reverse stock split would ordinarily change a Price Multiplier of one into a Price Multiplier of one-half.
Stock Dividends.  If an Underlying Stock is subject to (i) a stock dividend (i.e., an issuance of additional shares of an Underlying Stock) that is given ratably to all holders of the Underlying Stock or (ii) a distribution of additional shares of the Underlying Stock as a result of the triggering of any provision of the organizational documents of the Underlying Company, then, once the dividend has become effective and the Underlying Stock is trading ex-dividend, the Price Multiplier for that Underlying Stock will be adjusted on the ex-dividend date such that the new Price Multiplier will equal the prior Price Multiplier plus the product of:
•	the prior Price Multiplier; and

•	the number of additional shares issued in the stock dividend with respect to one share of the Underlying Stock;
provided that no adjustment will be made for a stock dividend for which the number of shares of the Underlying Stock paid or distributed is based on a fixed cash equivalent value, unless such distribution is an Extraordinary Dividend (as defined below). For example, a stock dividend of one new share for each share held would ordinarily change a Price Multiplier of one into a Price Multiplier of two.
Extraordinary Dividends.  There will be no adjustments to the Price Multiplier of an Underlying Stock to reflect any cash dividends or cash distributions paid with respect to that Underlying Stock other than Extraordinary Dividends, as described below, and distributions described under the section entitled “—Reorganization Events” below.
An “Extraordinary Dividend” means, with respect to a cash dividend or other distribution with respect to an Underlying Stock, a dividend or other distribution that the calculation agent determines is not declared or otherwise made according to the Underlying Company’s then existing policy or practice of paying such dividends on a quarterly or other regular basis. If an Extraordinary Dividend occurs, the Price Multiplier for that Underlying

Stock will be adjusted on the ex-dividend date so that the new Price Multiplier will equal the product of:
•	the prior Price Multiplier; and

•
a fraction, the numerator of which is the Closing Market Price per share of the Underlying Stock on the trading day preceding the ex-dividend date and the denominator of which is the amount by which the Closing Market Price per share of the Underlying Stock on that preceding trading day exceeds the Extraordinary Dividend Amount.

The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend will equal:
•
in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of the applicable Underlying Stock of that Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for that share; or

•	in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of the applicable Underlying Stock of that Extraordinary Dividend.
To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent.  A distribution on the applicable Underlying Stock described in the section “—Issuance of Transferable Rights or Warrants” or clause (a), (d) or (e) of the section entitled “—Reorganization Events” below that also constitutes an Extraordinary Dividend will only cause an adjustment under those respective sections.
Issuance of Transferable Rights or Warrants. If an Underlying Company issues transferable rights or warrants to all holders of record of the Underlying Stock to subscribe for or purchase the Underlying Stock, including new or existing rights to purchase the Underlying Stock under a shareholder rights plan or arrangement, then the Price Multiplier will be adjusted on the trading day immediately following the issuance of those transferable rights or warrants so that the new Price Multiplier will equal the prior Price Multiplier plus the product of:
•	the prior Price Multiplier; and
•	the number of shares of the Underlying Stock that can be purchased with the cash value of those warrants or rights distributed on one share of the Underlying Stock.
The number of shares that can be purchased will be based on the Closing Market Price of the Underlying Stock on the date the new Price Multiplier is determined. The cash value of those warrants or rights, if the warrants or rights are traded on a registered national securities exchange, will equal the closing price of that warrant or right. If the warrants or rights are not traded on a registered national securities exchange, the cash value will be determined by the calculation agent and will equal the average of the bid prices obtained from three dealers at 3:00 p.m., New York time on the date the new Price Multiplier is determined, provided that if only two of those bid prices are available, then the cash value of those warrants or rights will equal the average of those bids and if only one of those bids is available, then the cash value of those warrants or rights will equal that bid.

Reorganization Events
If after the pricing date and on or before the calculation day, as to any Underlying Stock:
(a)	there occurs any reclassification or change of the Underlying Stock, including, without limitation, as a result of the issuance of tracking stock by the Underlying Company;
(b)
the Underlying Company, or any surviving entity or subsequent surviving entity of the Underlying Company (a “Successor Entity”), has been subject to a merger, combination, or consolidation and is not the surviving entity;

(c)	any statutory exchange of securities of the Underlying Company or any Successor Entity with another corporation occurs, other than under clause (b) above;
(d)	the Underlying Company is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency, or other similar law;
(e)
the Underlying Company issues to all of its shareholders securities of an issuer other than the Underlying Company, including equity securities of an affiliate of the Underlying Company, other than in a transaction described in clauses (b), (c), or (d) above;

(f)	a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the Underlying Company;
(g)
there occurs any reclassification or change of the Underlying Stock that results in a transfer or an irrevocable commitment to transfer all such outstanding shares of the Underlying Stock to another entity or person;

(h)
the Underlying Company or any Successor Entity is the surviving entity of a merger, combination, or consolidation, that results in the outstanding Underlying Stock (other than Underlying Stock owned or controlled by the other party to such transaction) immediately prior to such event collectively representing less than 50% of the outstanding Underlying Stock immediately following such event; or

(i)
the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Exchange Act (an event in clauses (a) through (i), a “Reorganization Event”), then, on or after the date of the occurrence of a Reorganization Event, the calculation agent shall make an adjustment to the Price Multiplier or to any other terms of the SUNs as the calculation agent determines appropriate to account for the economic effect on the SUNs of that Reorganization Event (including adjustments to account for changes in volatility, expected dividends, stock loan rate, or liquidity relevant to the Underlying Stock or to the SUNs), which may, but need not, be determined by reference to the adjustment(s) made in respect of such Reorganization Event by an options exchange to options on the relevant Underlying Stock traded on that options exchange and determine the effective date of that adjustment.

If the calculation agent determines that no adjustment that it could make will produce a commercially reasonable result, then the calculation agent may cause the maturity date of the SUNs to be accelerated to the fifth business day (the “date of acceleration”) following the date of that determination and the amount payable to you will be calculated as though the date of acceleration were the stated maturity date of the SUNs and as though the calculation day were the fifth trading day prior to the date of acceleration.  Additionally, if the SUNs are accelerated, the Call Premium shall equal the Call Premium on the immediately preceding Observation Date, if any, plus the difference between the Call Premium for the immediately preceding Observation Date, if any, and the Call Premium for the immediately following Observation Date, pro-rated according to the period of time elapsed between the immediately preceding Observation Date and the date of acceleration.

If the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Exchange Act, as contemplated by clause (i) above, and the calculation agent determines that sufficiently similar information is not otherwise available to you, then the calculation agent may cause the maturity date of the SUNs to be accelerated to the fifth business day following the date of that determination and the amount payable to you will be calculated as though the date of early repayment were the stated maturity date of the SUNs, and as though the calculation day were the fifth trading day prior to the date of acceleration.  If the calculation agent determines that sufficiently similar information is available to you, the Reorganization Event will be deemed to have not occurred.
Alternative Anti-Dilution and Reorganization Adjustments
The calculation agent may elect to not make any of the adjustments to the Price Multiplier for any Underlying Stock or to any other terms of the SUNs, but may instead make adjustments to the Price Multiplier for any Underlying Stock or any other terms of the SUNs (such as the Starting Value) that will reflect the adjustments to the extent practicable made by the Options Clearing Corporation on options contracts on an Underlying Stock or any successor common stock. For example, if an Underlying Stock is subject to a two-for-one stock split, and the Options Clearing Corporation adjusts the strike prices of the options contract on that Underlying Stock by dividing the strike price by two, then the calculation agent may also elect to divide the Starting Value by two. In this case, the Price Multiplier will remain one. This adjustment would have the same economic effect on holders of the SUNs as if the Price Multiplier had been adjusted.
Anti-Dilution Adjustments to Underlying Stocks that Are ADRs
For purposes of the anti-dilution adjustments set forth above, if an Underlying Stock is an ADR (an “Underlying ADR”), the calculation agent will consider the effect of any of the relevant events on the Underlying ADR, and adjustments will be made as if the Underlying ADR was the Underlying Stock described above.  For example, if the stock represented by the Underlying ADR is subject to a two-for-one stock split, and assuming an initial Price Multiplier of 1, the Price Multiplier for the Underlying ADR would be adjusted so that it equals two.  Unless otherwise specified in the applicable term sheet, with respect to the SUNs linked to an Underlying ADR (or an Underlying Stock issued by a non-U.S. Underlying Company), the term “dividend” means the dividends paid to holders of the Underlying ADR (or the Underlying Stock issued by the non-U.S. Underlying Company), and such dividends may reflect the netting of any applicable foreign withholding or similar taxes that may be due on dividends paid to a U.S. person.
The calculation agent may determine not to make an adjustment if:

(A)
holders of the Underlying ADR are not eligible to participate in any of the events that would otherwise require anti-dilution adjustments as set forth above if the SUNs had been linked directly to the common shares of the Underlying Company represented by the Underlying ADR; or

(B)
to the extent that the calculation agent determines that the Underlying Company or the depositary for the ADRs has adjusted the number of common shares of the Underlying Company represented by each share of the Underlying ADR, so that the market price of the Underlying ADR would not be affected by the corporate event.

If the Underlying Company or the depositary for the ADRs, in the absence of any of the events described above, elects to adjust the number of common shares of the Underlying Company represented by each share of the Underlying ADR, then the calculation agent may make the appropriate anti-dilution adjustments to reflect such change. The depositary for the ADRs may also make adjustments in respect of the ADRs for share distributions, rights distributions, cash distributions and distributions other than shares, rights, and cash. Upon any such adjustment by the depositary, the calculation agent may adjust the Price Multiplier or other terms of the SUNs as the calculation agent determines to account for that event.
Delisting of ADRs or Termination of ADR Facility
If an Underlying ADR is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act or included in an OTC Exchange, or if the ADR facility between the Underlying Company and the ADR depositary is terminated for any reason, then, on and after the date that the Underlying ADR is no longer so listed or admitted to trading or the date of such termination, as applicable (the “termination date”), the applicable Underlying Stock for the SUNs will be deemed to be the Underlying Company’s common equity securities rather than the Underlying ADR. The calculation agent will determine the price of the Underlying Stock by reference to those common shares. Under such circumstances, the calculation agent may modify any terms of the SUNs as it deems necessary to ensure an equitable result. On and after the termination date, for all purposes, the Closing Market Price of the Underlying Company’s common shares on their primary exchange will be converted to U.S. dollars using such exchange rate as determined by the calculation agent.
Underlying Stock
Any information regarding any Underlying Stock or any Underlying Company will be derived from publicly available documents. Any Underlying Stock will be registered under the Exchange Act.  Information provided to or filed with the SEC by any Underlying Company can be located at the SEC’s facilities or through the SEC’s website, www.sec.gov.  None of us, the agents, or any of our respective affiliates will have independently verified the accuracy or completeness of any of the information or reports of an Underlying Company.
The selection of an Underlying Stock is not a recommendation to buy or sell the Underlying Stock.  None of us, the agents, or any of our respective subsidiaries or affiliates makes any representation to any purchaser of the SUNs as to the performance of any Underlying Stock.
Basket Market Measures
If the Market Measure to which your SUNs are linked is a Basket, the Basket Stocks will be set forth in the term sheet.  We will assign each Basket Stock a weighting (the “Initial Component Weight”) so that each Basket Stock represents a percentage of the Starting Value of the Basket on the pricing date.  The Basket Stocks may or may not have equal Initial Component Weights as set forth in the applicable term sheet.
Determination of the Component Ratio for Each Basket Stock
The “Starting Value” of the Basket will be equal to 100.  We will set a fixed factor (the “Component Ratio”) for each Basket Stock on the pricing date, based upon the weighting of that Basket Stock.  The Component Ratio for each Basket Stock will equal:
•	the Initial Component Weight (expressed as a percentage) for that Basket Stock, multiplied by 100; divided by
•	the Closing Market Price of that Basket Stock on the pricing date.
Each Component Ratio will be rounded to eight decimal places.
The Component Ratios will be calculated in this way so that the Starting Value of the Basket will equal 100 on the pricing date.  The Component Ratios will not be revised subsequent to their determination on the pricing date, except that the calculation agent may in its good faith judgment adjust the Component Ratio of any Basket Stock in the event that Basket Stock is materially changed or modified in a manner that does not, in the opinion of the calculation agent, fairly represent the value of that Basket Stock had those material changes or modifications not been made.
The following table is for illustration purposes only, and does not reflect the actual composition, Initial Component Weights, or Component Ratios, which will be set forth in the applicable term sheet.
Example: The hypothetical Basket Stocks are Stock ABC, Stock XYZ, and Stock RST, with their Initial Component Weights being 50.00%, 25.00% and 25.00%, respectively, on a hypothetical pricing date:

Basket Stock	Initial Component Weight	Hypothetical Closing Market Price(1)	Hypothetical Component Ratio(2)	Initial Basket Value Contribution
Stock ABC	50.00%	$85.00	0.58823529	50.00
Stock XYZ	25.00%	$25.25	0.99009901	25.00
Stock RST	25.00%	$60.75	0.41152263	25.00
Starting Value				100.00

(1)	This column sets forth the hypothetical Closing Market Price of each Basket Stock on the hypothetical pricing date.
(2)
The hypothetical Component Ratio for each Basket Stock equals its Initial Component Weight (expressed as a percentage) multiplied by 100, and then divided by the hypothetical Closing Market Price of that Basket Stock on the hypothetical pricing date, with the result rounded to eight decimal places.

Observation Level or Ending Value of the Basket
The “Observation Level” of the Basket, if applicable, will be the value of the Basket on the relevant Observation Date.
The “Ending Value” of the Basket will be the value of the Basket on the calculation day.
The calculation agent will calculate the value of the Basket for the calculation day, or if applicable, the applicable Observation Date, by summing the products of the Closing Market Price of each Basket Stock on that day multiplied by its Price Multiplier on that day, and the Component Ratio for each Basket Stock.  The value of the Basket will vary based on the increase or decrease in the price of each Basket Stock.  Any increase in the price of a Basket Stock (assuming no change in the price of the other Basket Stock or Basket Stocks) will result in an increase in the value of the Basket.  Conversely, any decrease in the price of a Basket Stock (assuming no change in the price of the other Basket Stock or Basket Stocks) will result in a decrease in the value of the Basket.
Unless otherwise specified in the term sheet, if, for any Basket Stock (an “Affected Basket Stock”), (i)  a Market Disruption Event occurs on the scheduled calculation day, or if applicable, the applicable scheduled Observation Date, or (ii) any such date is determined by the calculation agent not to be a trading day by reason of an extraordinary event, occurrence, declaration or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the calculation agent will determine the Closing Market Prices of the Basket Stocks for such non-calculation day, and as a result, the Ending Value or the relevant Observation Level, if applicable, as follows:
•	The Closing Market Price of each Basket Stock that is not an Affected Basket Stock will be its Closing Market Price on such non-calculation day.
•
The Closing Market Price of each Basket Stock that is an Affected Basket Stock for the applicable non-calculation day will be determined in the same manner as described in the seventh paragraph of subsection “—Automatic Call” or the second-to-last paragraph of subsection “— Starting Value, the Observation Level and the Ending Value—Ending Value,” as applicable, provided that references to “Observation Level” or “Ending Value” will be references to “Closing Market Price of a Basket Stock.”

For purposes of determining whether a Market Disruption Event has occurred as to any Basket Stock, “Market Disruption Event” will have the meaning stated above in “—Market Disruption Events.”
Role of the Calculation Agent
The calculation agent has the sole discretion to make all determinations regarding the SUNs as described in this product supplement, including determinations regarding the Starting Value, the Step Up Value, the Threshold Value, the Ending Value, the Price Multiplier, the Closing Market Price, the Redemption Amount, any Market Disruption Events, any anti-dilution adjustments, a successor Underlying Stock, business days, the calculation day, trading days and non-calculation days, and if applicable, the Call Level, the Observation Level of the Market Measure on each Observation Date, and whether the SUNs will be automatically called.  Absent manifest error, all determinations of the calculation agent will be conclusive for all purposes and final and binding on you and us, without any liability on the part of the calculation agent.

We expect to appoint BofAS (or one of its affiliates) and us (or one of our affiliates) as the joint calculation agents for each issue of the SUNs. Alternatively, we may appoint BofAS (or one of our respective affiliates) as calculation agent for the SUNs. When we refer to a “calculation agent” in this product supplement or in any term sheet, we are referring to the applicable calculation agent or joint calculation agents, as the case may be. However, in either case, we may change the calculation agent at any time without notifying you. The identity of the calculation agent will be set forth in the applicable term sheet.
Same-Day Settlement and Payment
The SUNs will be delivered in book-entry form only through DTC against payment by purchasers of the SUNs in immediately available funds.  We will pay the amount payable on the SUNs in immediately available funds so long as the SUNs are maintained in book-entry form.
Events of Default and Acceleration
Events of default are defined in the senior debt indenture.  Subject to the below paragraph, if such an event occurs and is continuing, unless otherwise stated in the applicable term sheet, the amount payable to a holder of the SUNs upon any acceleration permitted under the senior debt indenture will be equal to the payment described under the caption “—Payment at Maturity,” determined as if the date of acceleration were the maturity date of the SUNs and as if the calculation day were the fifth trading day prior to the date of acceleration.
If the SUNs are subject to an automatic call, and an event of default occurs on or prior to the final Observation Date (i.e., not during the period after the final Observation Date to the original maturity date of the SUNs), then the payment on the SUNs will be determined as described under the caption “—Automatic Call,” as if the next scheduled Observation Date were the fifth trading day prior to the date of acceleration; provided that the applicable Observation Level as of that date is greater than or equal to the Call Level. In such a case, the calculation agent shall pro-rate the applicable Call Premium and Call Amount according to the period of time elapsed between the settlement date of the SUNs and the date of acceleration. For the avoidance of doubt, if the Observation Level of the Market Measure as of that date is less than the Call Level, the payment on the SUNs will be calculated as set forth in the prior paragraph.
If a bankruptcy proceeding is commenced in respect of us, your claim may be limited under applicable bankruptcy law.  In case of a default in payment of the SUNs, whether at their maturity or upon acceleration, they will not bear a default interest rate. For additional discussion of these matters, please see the discussion in the accompanying prospectus under the heading “Description of the Debt Securities—Debt Securities” and “—Events of Default”.
If the maturity date of the SUNs is accelerated because of an event of default, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary, of the cash amount due with respect to the SUNs as promptly as possible and in no event later than two business days after the date of acceleration.
Listing
Unless otherwise specified in the applicable term sheet, the SUNs will not be listed on a securities exchange or quotation system.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
TDS and BofAS and one or more of its affiliates may act as our agents for any offering of the SUNs, and TDS and BofAS will each act in a principal capacity in such role, unless otherwise specified in the applicable term sheet. Each agent will be a party to the distribution agreement described in the section “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus.
Each agent will receive an underwriting discount that is a percentage of the aggregate principal amount of the SUNs. sold through its efforts, which will be set forth in the applicable term sheet. Each agent may resell any SUNs it purchases as principal to other brokers or dealers at a discount, which may include all or part of the discount that agent received from us. Additionally, unless otherwise specified in the applicable term sheet, TDS will provide services to TD in connection with the offer and sale of the SUNs, and TD will reimburse TDS for certain related expenses and pay TDS a fee in connection with its role in the offer and sale of the SUNs. You must have an account with the applicable agent in order to purchase the SUNs.
None of the agents is acting as your fiduciary or advisor solely as a result of the making of any offering of the SUNs, and you should not rely upon this product supplement, the applicable term sheet, or the accompanying prospectus as investment advice or a recommendation to purchase any SUNs.  You should make your own investment decision regarding the SUNs after consulting with your legal, tax, and other advisors.
BofAS and its affiliates may use this product supplement and the accompanying prospectus, together with the applicable term sheet, in market-making transactions for any SUNs after their initial sale solely for the purpose of providing investors with the description of the terms of the SUNs that were made available to investors in connection with the initial distribution of the SUNs. Secondary market investors should not, and will not, be authorized to rely on these documents for information regarding TD or for any purpose other than that described in the immediately preceding sentence.
Conflict of Interest
TDS is an affiliate of TD and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. Additionally, TD will receive the net proceeds from the initial public offering of the SUNs, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, this offering of the SUNs will be conducted in compliance with the provisions of FINRA Rule 5121 and TDS is not permitted to sell the SUNs to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
Selling Restrictions
European Economic Area and United Kingdom
None of the applicable pricing supplement, this product supplement or the accompanying prospectus is a prospectus for the purposes of the Prospectus Regulation (as defined below). The applicable pricing supplement, this product supplement and the accompanying prospectus have been prepared on the basis that any offer of SUNs in the European Economic Area (the “EEA”) or in the United Kingdom will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in the EEA or in the United Kingdom of SUNs which are the subject of the offering contemplated in the applicable pricing supplement, this product supplement and the accompanying prospectus may only do so with respect to Qualified Investors. Neither TD nor the agents have authorized, nor do they authorize, the making of any offer of notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129, as may be amended.
PROHIBITION OF SALES TO EEA AND UNITED KINGDOM RETAIL INVESTORS
SUNs are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling SUNs or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling SUNs or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.
SUNs are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403), as may be amended or superseded from time to time (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling SUNs or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling SUNs or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

SUPPLEMENTAL DISCUSSION OF CANADIAN TAX CONSEQUENCES
An investor should read carefully the description of the principal Canadian federal income tax considerations relevant to a Non-resident Holder owning the SUNs under “Tax Consequences – Canadian Taxation” in the accompanying prospectus. The applicable term sheet may describe the principal Canadian federal income tax considerations relevant to a Non-resident Holder owning the SUNs, which shall, to the extent so described or to the extent inconsistent with the accompanying prospectus, replace or modify the description in the accompanying prospectus.
In addition to the assumptions, limitations and conditions described therein, such discussion assumes that no amount paid or payable to a Non-resident Holder in respect of the SUNs will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Canadian Tax Act (as defined in the prospectus) contained in proposals to amend the Canadian Tax Act released by the Minister of Finance (Canada) on April 29, 2022 (the “Hybrid Mismatch Proposals”). Investors should note that the Hybrid Mismatch Proposals are in consultation form, are highly complex, and there remains significant uncertainty as to their interpretation and application. There can be no assurance that the Hybrid Mismatch Proposals will be enacted in their current form, or at all. We will not pay any additional amounts as a result of any withholding required by reason of the Hybrid Mismatch Proposals.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
General
The U.S. federal income tax consequences of an investment in the SUNs are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of how certain securities such as the SUNs should be treated for U.S. federal income tax purposes and we do not plan to request a ruling from the IRS. The following is a general description of certain material U.S. federal income tax consequences of the ownership and disposition of the SUNs and does not purport to be a complete analysis of all tax considerations relating to the SUNs. This summary is based upon the Code, final, temporary and proposed Treasury regulations, rulings and decisions, in each case, as available and in effect as of the date of this document, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. The applicable term sheet will contain a further discussion of the U.S. federal income tax consequences applicable to that offering of the SUNs, which may differ from the discussion herein. The summary of the U.S. federal income tax consequences contained in the applicable term sheet supersedes the following to the extent it is inconsistent with this discussion. Prospective purchasers of the SUNs are urged to read the discussion below in connection with the discussion in the applicable term sheet relating to their SUNs and to consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the federal, state, and local tax laws of the U.S. of acquiring, holding and disposing of, and receiving payments under, the SUNs.
The discussion below assumes that an investor in the SUNs will be subject to a significant risk that it will lose a significant amount of its investment in the SUNs. If an investor in the SUNs is not subject to a significant risk that it will lose a significant amount of its investments in the SUNs, the U.S. federal income tax treatment of those the SUNs may differ substantially from that described in the discussion below and such treatment will be described in the applicable term sheet. The discussion below also assumes that the SUNs will not provide for interest payments. If the SUNs provide for interest payments, the U.S. federal income tax treatment of the coupon will be described in the applicable term sheet.
This discussion applies to you only if you acquire your SUNs upon initial issuance and hold your SUNs as capital assets within the meaning of Section 1221 of the Code for U.S. federal income tax purposes. This discussion does not apply to you if you are a member of a class of holders subject to special rules, such as:
•	a dealer in securities or currencies,
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,
•	a financial institution or a bank,
•	a regulated investment company (a “RIC”), a REIT or common trust fund,
•	a life insurance company,
•
a tax-exempt organization or an investor holding the SUNs in a tax-advantaged account (such as an “Individual Retirement Account” or “Roth IRA”), as defined in Section 408 or 408A of the Code, respectively,

•
a person that owns the SUNs as part of a hedging transaction, straddle, synthetic security, conversion transaction, or other integrated transaction, or enters into a “constructive sale” with respect to the SUNs or a “wash sale” with respect to the SUNs or the Market Measure,

•	a former citizen of the U.S.,
•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar, or
•	taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

Except as discussed under “—Non-U.S. Holders” below, this discussion is only applicable to U.S. holders.
For purposes of this discussion, a U.S. holder is a beneficial owner of a SUNs that is: (i) an individual who is a citizen or a resident of the U.S. for U.S. federal income tax purposes; (ii) a domestic corporation or other entity that is treated as a corporation for U.S. federal income tax purposes and is created or organized in or under the laws of the U.S. or any political subdivision thereof; (iii) an estate whose income is subject to U.S. federal income tax regardless of its source; or (iv) a trust if a court within the U.S. is able to exercise primary supervision over its administration, and one or more U.S. persons for U.S. federal income tax purposes have the authority to control all substantial decisions of the trust.
An individual may, subject to certain exceptions, be deemed to be a resident of the U.S. by reason of being present in the U.S. for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).
If a partnership, or any entity treated as a partnership for U.S. federal income tax purposes, holds the SUNs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the SUNs should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the SUNs.
U.S. Federal Income Tax Treatment
Unless otherwise specified in the applicable term sheet, we intend to treat the SUNs as prepaid derivative contracts with respect to the Market Measure or Basket for U.S. federal income tax purposes and pursuant to the terms of the SUNs, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to treat the SUNs in accordance with this characterization.
If the SUNs are so treated, you should generally not accrue any income with respect to the SUNs during the term of the SUNs until taxable disposition of the SUNs and you should generally recognize gain or loss upon such taxable disposition in an amount equal to the difference between the amount you receive at such time and your tax basis in the SUNs. In general, your tax basis in your SUNs will be equal to the amount you paid for your SUNs. Subject to the discussion below on the constructive ownership rules of Section 1260 of the Code, such recognized gain or loss should generally be long-term capital gain or loss if you have held your SUNs for more than one year (otherwise, such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.
It is possible that the IRS could assert that your holding period in respect of your SUNs should end on the date on which the amount you are entitled to receive upon maturity of your SUNs is determined, even though you will not receive any amounts from us in respect of your SUNs prior to the maturity date of your SUNs. In this case, you may be treated as having a holding period in respect of your SUNs ending prior to the maturity date for your SUNs, and such holding period may be treated as less than one year even if you receive cash on the maturity date of your SUNs at a time that is more than one year after the beginning of your holding period.
There may be also a risk that the IRS could assert that the SUNs should not give rise to long-term capital gain or loss because the SUNs offer short exposure to the Market Measure.

Unless otherwise specified in the applicable term sheet, we expect our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, would be able to opine that it would be reasonable to treat your SUNs in the manner described above.
Notice 2008-2
In 2007, the IRS released a notice that may affect the taxation of holders of instruments such as the SUNs. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument, such as the SUNs, should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of such the SUNs would ultimately be required to accrue current income and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” under Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance and potential impact of the above considerations.
Except to the extent otherwise required by law, we intend to treat the SUNs for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as the Treasury and IRS determine that some other treatment is more appropriate.
Section 1260
If the SUNs references a Market Measure that is treated as equity in a RIC (or a “trust”) such as certain exchange traded funds, a REIT, a PFIC, a partnership (including a master limited partnership), or other “pass-thru entity” for purposes of Section 1260 of the Code, it is possible that the "constructive ownership" rules of Section 1260 of the Code may apply, in which case the tax consequences of a taxable disposition of the SUNs could be materially and adversely affected. Under the “constructive ownership” rules, if an investment in the SUNs is treated as a “constructive ownership transaction”, any long-term capital gain recognized by a U.S. holder in respect of such SUNs will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. holder (the “Excess Gain”). In addition, an interest charge would also apply to any deemed underpayment of tax in respect of any “Excess Gain” to the extent such gain would have resulted in a gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the taxable disposition of the SUNs (assuming such income accrued such that the amount in each successor year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of the taxable disposition).
Because the application of the constructive ownership rules to the SUNs is unclear, holders are urged to consult their tax advisors regarding the potential application of those rules to an investment in the SUNs.
Alternative Treatments
Because of the absence of authority regarding the appropriate tax characterization of the SUNs, it is possible that the IRS could seek to characterize the SUNs in a manner that results in tax consequences to you that are materially different from those described above and could materially and adversely affect the timing and/or character of income or loss with respect to the SUNs.
Contingent Payment Debt Instrument. If the SUNs have a term greater than one year, it is possible that the SUNs could be treated as a debt instrument subject to the special tax rules governing contingent payment debt instruments. If the SUNs are so treated, you would be required to accrue interest income over the term of the SUNs based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to the SUNs. You would recognize gain or loss upon the taxable disposition of the SUNs in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in the SUNs. In general, your adjusted basis in the SUNs would be equal to the amount you paid for the SUNs, increased by the amount of interest you previously accrued with respect to the SUNs. Any gain you recognize upon the taxable disposition of the SUNs would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your SUNs, and, thereafter, would be capital loss.
Contingent Short-Term Debt Instrument. Similarly, if the SUNs have a term of one year or less, it is possible that the SUNs could be treated as contingent short-term debt instruments. However, there are no specific rules that govern contingent short-term debt instruments and, therefore, if the SUNs were characterized as contingent short-term debt instruments, the U.S. federal income tax treatment of the SUNs would not be entirely clear. U.S. holders should consult their tax advisors as to the tax consequences of such characterization.
Other Alternative Treatments. The IRS could also possibly assert that (i) you should be treated as owning the Market Measure, (ii) any gain or loss that you recognize upon the taxable disposition of the SUNs should be treated as ordinary gain or loss or short-term capital gain or loss, (iii) you should be required to accrue interest income over the term of the SUNs or (iv) you should be required to include in ordinary income an amount equal to any increase in the Market Measure that is attributable to ordinary income that is realized in respect of the Market Measure, such as interest, dividends or net-rental income. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your SUNs for U.S. federal income tax purposes.
Medicare Tax on Net Investment Income
U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the SUNs, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Information Reporting with Respect to Specified Foreign Financial Assets
U.S. holders may be subject to reporting obligations with respect to their SUNs if they do not hold their SUNs in an account maintained by a financial institution and the aggregate value of their SUNs and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its SUNs and fails to do so.
Treasury Regulations Requiring Disclosure of Reportable Transactions
Treasury regulations require U.S. taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the SUNs or a sale of the SUNs generally should not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause an investment in the SUNs or a sale of the SUNs to be treated as a Reportable Transaction. U.S. holders should consult their tax advisors regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning or disposing of the SUNs.
Backup Withholding and Information Reporting
The proceeds received from a taxable disposition of the SUNs will be subject to information reporting unless a holder is an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if such holder fails to provide certain identifying information (such as an accurate taxpayer number, in the case of a U.S. holder) or meet certain other conditions.  A non-U.S. holder that provides a properly executed and fully completed applicable IRS Form W-8, will generally establish an exemption from backup withholding.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against the applicable holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.
Non-U.S. Holders
For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of the SUNs that is: (i) a nonresident alien individual for U.S. federal income tax purposes; (ii) a foreign corporation for U.S. federal income tax purposes; or (iii) an estate or trust whose income is not subject to U.S. federal income tax on a net income basis.
Subject to the discussion below with respect to Section 871(m) of the Code and FATCA, if you are a non-U.S. holder, you should generally not be subject to U.S. withholding tax with respect to payments on your the SUNs or to generally applicable information reporting and backup withholding requirements with respect to payments on your the SUNs if you comply with certain certification and identification requirements as to your non-U.S. status, including providing us (and/or the applicable withholding agent) a fully completed and validly executed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code (each as discussed below), gain realized on the taxable disposition of the SUNs by a non-U.S. holder will generally not be subject to federal income tax, unless:
•	the gain with respect to the SUNs is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S.;
•
the non-U.S. holder is a nonresident alien individual who holds the SUNs as a capital asset and is present in the U.S. for more than 183 days in the taxable year of such taxable disposition and certain other conditions are satisfied; or

•	the non-U.S. holder has certain other present or former connections with the U.S.
If the gain realized on the taxable disposition of the SUNs by the non-U.S. holder is described in any of the preceding bullet points, the non-U.S. holder may be subject to U.S. federal income tax with respect to the gain except to the extent that an income tax treaty reduces or eliminates the tax and the appropriate documentation is provided.
Section 897. We will not attempt to ascertain whether an Underlying Company would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We will also not attempt to determine whether the SUNs should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity were treated as a USRPHC or the SUNs were treated as USRPI, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a the SUNs upon a taxable disposition of the SUNs to U.S. federal income tax on a net basis (with the potential requirement to file a U.S. federal income tax return), or, possibly, the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and the SUNs as USRPI.
Section 871(m). The Treasury has issued regulations under which a 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more U.S.-source dividend-paying equity securities (an “871(m) Specified ELI”). The withholding tax can apply even if the 871(m) Specified ELI does not provide for payments that reference dividends. Under these regulations, the withholding tax generally will apply to 871(m) Specified ELIs (or a combination of 871(m) Specified ELIs treated as having been entered into in connection with each other) issued (or reissued, as discussed below) on or after January 1, 2018, but will also apply to certain 871(m) Specified ELIs (or a combination of 871(m) Specified ELIs treated as having been entered into in connection with each other) that have a delta of one (“Delta-One Specified ELIs”) issued (or reissued, as discussed below) on or after January 1, 2017. However, the IRS has issued Notice 2020-2, which states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to 871(m) Specified ELIs that are not Delta-One Specified ELIs and are issued before January 1, 2025.
The 30% withholding tax may also apply if the SUNs are deemed to be reissued for tax purposes upon the occurrence of certain events affecting an Underlying Stock or the SUNs, and following such occurrence the SUNs could be treated as Delta-One Specified ELIs that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other Section 871(m) tax could apply to the SUNs under these rules if a non-U.S. holder enters, or has entered, into certain other transactions in respect of a Market Measure or the SUNs.  Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the SUNs, non-U.S. holders are urged to consult with their tax advisors regarding the application of Section 871(m) of the Code to the SUNs (including in the context of their other transactions in respect of a Market Measure or the SUNs, if any) and the 30% withholding tax to an investment in the SUNs.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. The SUNs may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the SUNs at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the SUNs at death.
Foreign Account Tax Compliance Act
The Foreign Account Tax Compliance Act (“FATCA”) generally imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. -source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial

U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will generally apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to any amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Holders should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their SUNs through a foreign entity) under the FATCA rules.
Proposed Legislation
In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of instruments such as the SUNs that are purchased after the bill was enacted to accrue interest income over the term of the SUNs despite the fact that there will be no interest payments over the term of the SUNs. Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments that, if it had been enacted, would have required instruments such as the SUNs to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict whether any similar or identical bills will be enacted in the future or whether any such bills would affect the tax treatment of your SUNs. Prospective purchasers of the SUNs are urged to consult their tax advisors regarding any possible changes in law and whether any such change may adversely affect the tax treatment of their SUNs.
Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the SUNs, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of TD and any Underlying Company).

ERISA CONSIDERATIONS
A fiduciary of a pension, profit-sharing or other employee benefit plan (each, an “employee benefit plan”) subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA in the context of the employee benefit plan’s particular circumstances before authorizing an investment in the SUNs. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the employee benefit plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.
Section 406 of ERISA and Section 4975 of the Code prohibit (i) employee benefit plans which are subject to Title I of ERISA, (ii) “plans” defined in Section 4975 of the Code (including individual retirement accounts and “Keogh”)) which are subject to Section 4975 of the Code and (iii) entities whose underlying assets are considered to include “plan assets” of any employee benefit plan subject to Title I of ERISA or plan subject to Section 4975 of the Code (each of the foregoing described in clauses (i), (ii) and (iii) referred to herein as an “ERISA plan”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“parties in interest”) with respect to the ERISA plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. In addition, the fiduciary of the ERISA plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and Section 4975 of the Code.
The acquisition, holding or, if applicable, exchange, of the SUNs by an ERISA plan with respect to which we or certain of our affiliates is or becomes a party in interest may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the SUNs are acquired and held pursuant to and in accordance with an applicable exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the SUNs. These exemptions include, without limitation:
•	PTCE 84-14, an exemption for certain transactions determined or effected by independent qualified professional asset managers;
•	PTCE 90-1, an exemption for certain transactions involving insurance company pooled separate accounts;
•	PTCE 91-38, an exemption for certain transactions involving bank collective investment funds;
•	PTCE 95-60, an exemption for transactions involving certain insurance company general accounts; and
•	PTCE 96-23, an exemption for plan asset transactions managed by in-house asset managers.
In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide statutory exemptive relief for certain arm’s length transactions with a person that is a party in interest solely by reason of providing services to ERISA plans or being related to such a service provider. Under these provisions, the purchase and sale of the SUNs should not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, provided that neither the issuer of the SUNs nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA plan involved in the transaction, and provided further that the ERISA plan pays no more and receives no less than “adequate consideration” in connection with the transaction. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of ERISA plans considering acquiring and/or holding the SUNs in reliance of these or any other exemption should carefully review the exemption to assure it is applicable. There can be no assurance that all of the conditions of any such exemptions will be satisfied, and the SUNs should not be purchased or held by any person investing “plan assets” of any ERISA plan unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code.
In addition to the prohibited transaction considerations noted above, ERISA and the regulations promulgated thereunder by the U.S. Department of Labor, as modified by Section 3(42) of ERISA (the “plan asset regulations”), provide that if a covered plan invests in an “equity interest” of an entity that is neither a “publicly-offered security” (as defined in the plan asset regulations) nor a security issued by an investment company registered under the U.S. Investment Company Act of 1940, as amended (the “Investment Company Act”), the covered plan’s assets will include both the equity interest and an undivided interest in each of the entity’s underlying assets, unless it is established that the entity is an “operating company” or that “benefit plan investors” (within the meaning of the plan asset regulations) own less than 25% of the total value of each class of equity interests in the entity. An “operating company” is defined under the plan asset regulations as an entity that is primarily engaged, directly or through a majority owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital. It is not anticipated that the SUNs will constitute “publicly-offered securities” or that the Bank will register under the Investment Company Act, and the Bank will not monitor whether “benefit plan investors” will own 25% or more of the total value of any class of equity interests in the Bank. That said, while no assurance can be given, we believe that the Bank should qualify as an “operating company” within the meaning of the plan asset regulations. If the underlying assets of the Bank were deemed to be “plan assets” of a covered plan, this would result, among other things, in the application of the prudence and other fiduciary responsibility standards of ERISA to activities engaged in by the Bank and the possibility that certain transactions in which the Bank might seek to engage could constitute “prohibited transactions” under ERISA and the Code.
Certain employee benefit plans and arrangements including those that are governmental plans (as defined in section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) (collectively referred to herein as “non-ERISA arrangements”) are not subject to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code but may be subject to similar provisions under other applicable federal, state, local, non-U.S. or other regulations, rules or laws (collectively, “similar laws”).
Accordingly, by acceptance of the SUNs or any interest therein, each purchaser and holder of the SUNs or any interest therein will be deemed to have represented by its purchase and holding of the SUNs that either (1) it is not an ERISA plan and is not purchasing any SUNs or interest therein on behalf of or with “plan assets” of any ERISA plan or (2) the purchase and holding of the SUNs or any interest therein will not constitute a non-exempt prohibited transaction under Title I of ERISA or Section 4975 of the Code. In addition, any purchaser or holder of the SUNs or any interest therein which is a non-ERISA arrangement will be deemed to have represented by its purchase or holding of the SUNs that its purchase and holding will not violate any applicable similar law.
Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the SUNs on behalf of or with “plan assets” of any ERISA plan or non-ERISA arrangement consult with their counsel regarding the availability of exemptive relief under any of the exemptions listed above or some other basis on which such purchase and holding is not prohibited, or the potential consequences of any purchase, holding or exchange under similar laws, as applicable.
Each purchaser and holder of the SUNs has exclusive responsibility for ensuring that its purchase and holding of the SUNs does not violate the fiduciary or prohibited transaction rules of Title I of ERISA, Section 4975 of the Code or any applicable similar laws. Neither this discussion nor anything provided in this product supplement is, or is intended to be, investment advice directed at any ERISA plan or non-ERISA arrangement or relevant ERISA plan or non-ERISA arrangement fiduciary, and such purchasers of any of the SUNs should consult and rely on their own counsel and advisers as to whether an investment in the SUNs is suitable for the ERISA plan or non-ERISA arrangement. The sale of the SUNs to any ERISA plan or non-ERISA arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.